CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 11, 2025 with respect to the financial statements of Prospera Income ETF, a series of Thrive Series Trust, as of September 5, 2025 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
September 23, 2025